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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-188309-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 3, 2013)

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000
        % Senior Notes, Series Due May 1, 2043

        We are offering $250,000,000 of        % Senior Notes, Series due May 1, 2043 (the "Senior Notes"). We will pay interest on the Senior Notes on May 1 and November 1 of each year, commencing November 1, 2013. The Senior Notes will mature on May 1, 2043. We may redeem the Senior Notes, in whole or in part, at any time prior to maturity at the redemption price described in this prospectus supplement.

        Please read the information described under the captions "Supplemental Description of Senior Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus for a more detailed description of the terms of the Senior Notes.

        Investing in our Senior Notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

        The Senior Notes will be our senior unsecured obligations and, as described below under the caption "Supplemental Description of Senior Notes," will rank equally with all of our other senior unsecured indebtedness. We currently have no outstanding debt obligations that will be junior to the Senior Notes. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us

Per % Senior Note, Series due May 1, 2043%		%	%

Total	$	$	$

(1)
Plus accrued interest from                        , 2013, if settlement occurs after that date.

        The underwriters expect to deliver the Senior Notes on or about                        , 2013 through the book-entry facilities of The Depository Trust Company ("DTC").

Joint Book-Running Managers

Mitsubishi UFJ Securities	Mizuho Securities	RBS

                        , 2013

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with these documents. This information is available without charge upon written or oral request as described under the caption "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, "we," "us," "our" and "our company" refer to Oklahoma Gas and Electric Company, and "underwriters" refers to the firms listed on the front cover of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus that also is a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell an unspecified amount of the securities described in the accompanying prospectus, of which this offering is a part. This prospectus supplement provides you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our Senior Notes and other information you should know before investing in our Senior Notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus before investing in our Senior Notes. For more details, you should read the exhibits filed with the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

FORWARD-LOOKING STATEMENTS

        Except for the historical statements contained herein and therein, the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified by the words "anticipate," "believe," "estimate," "expect," "intend," "objective," "plan," "possible," "potential," "project" and similar expressions. Our actual results may differ materially from those expressed in the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures;

  •
  our ability and the ability of our parent company, OGE Energy Corp., to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations;

  •
  prices and availability of electricity, coal and natural gas;

  •
  business conditions in the energy industry;

  •
  competitive factors including the extent and timing of the entry of additional competition in the markets we serve;

  •
  unusual weather;

  •
  availability and prices of raw materials for current and future construction projects;

  •
  Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

  •
  environmental laws and regulations that may impact our operations;

  •
  changes in accounting standards, rules or guidelines;

S-ii

  •
  the discontinuance of accounting principles for certain types of rate-regulated activities;

  •
  the cost of protecting assets against, or damage due to, terrorism or cyber attacks and other catastrophic events;

  •
  advances in technology;

  •
  creditworthiness of suppliers, customers and other contractual parties; and

  •
  other risk factors listed from time to time in the reports we file with the SEC.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2012, under "Notes to Condensed Financial Statements" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and in other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

 Oklahoma Gas and Electric Company

Company Background

        We generate, transmit, distribute and sell electric energy in Oklahoma and western Arkansas. We are subject to regulation by the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission ("FERC"). We are the largest electric utility in Oklahoma, and our franchised service territory includes the Fort Smith, Arkansas area. We sold our retail gas business in 1928 and are no longer engaged in the gas distribution business. We are a wholly-owned subsidiary of OGE Energy Corp. ("OGE Energy"), which is an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States.

        We own and operate an interconnected electric generation, transmission and distribution system, located in Oklahoma and western Arkansas, which included 10 generating stations with an aggregate capability of approximately 6,807 megawatts at December 31, 2012. We furnish retail electric service in 268 communities and their contiguous rural and suburban areas. At December 31, 2012, one other community and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area covers approximately 30,000 square miles in Oklahoma and western Arkansas, including Oklahoma City, the largest city in Oklahoma, and Fort Smith, Arkansas, the second largest city in that state. Of the 268 communities that we serve, 242 are located in Oklahoma and 26 in Arkansas. We derived approximately 87 percent of our total electric operating revenues for the year ended December 31, 2012 from sales in the Oklahoma jurisdiction, eight percent in the Arkansas jurisdiction and five percent in the FERC jurisdiction.

        We were incorporated in 1902 under the laws of the Oklahoma Territory and became a wholly-owned subsidiary of OGE Energy Corp. on December 31, 1996. Our principal executive offices are located at 321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000. OGE Energy's web site address is www.oge.com. OGE Energy's web site address is provided for informational purposes only. No information contained in, or that can be accessed through, the web site is to be considered part of this prospectus supplement.

 The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including "Supplemental Description of Senior Notes," the accompanying prospectus, including "Description of Debt Securities," and the documents referred to in this prospectus supplement and the accompanying prospectus.

Issuer	Oklahoma Gas and Electric Company.
Securities Offered	$250,000,000 principal amount of % Senior Notes, Series due May 1, 2043.
Maturity	May 1, 2043.
Interest Rate	% per year.
Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2013.
Ranking
The Senior Notes will be our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. We currently have no outstanding debt obligations that will be junior to the Senior Notes. The Indenture under which the Senior Notes will be issued will not prevent us from incurring additional indebtedness, which may be secured by some or all of our assets. As of the date of this prospectus supplement, we do not have any plans to issue secured indebtedness. See "Risk Factors" for more information.
Optional Redemption
At any time prior to November 1, 2042, we may redeem the Senior Notes, in whole or from time to time in part, at our option, at a "make-whole" redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (not including any portion of such payments of interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the treasury rate (as defined below) plus basis points, plus, in each case, accrued and unpaid interest thereon to the date fixed for redemption. At any time on or after November 1, 2042, we may redeem the Senior Notes, in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest thereon to the date fixed for redemption. See "Supplemental Description of Senior Notes—Redemption Provisions" for more information.

Reopening of Series	We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture. See "Supplemental Description of Senior Notes—Reopening of Series" for more information.
Use of Proceeds
We expect to receive net proceeds from the offer and sale of the Senior Notes, after deducting the underwriting discount and our estimated offering expenses, of approximately $ million. We currently intend to add the net proceeds from the sale of the Senior Notes to our general funds and apply them to repay short-term debt, to fund our ongoing capital expenditure program or to use for working capital and other general corporate purposes. Pending such use, the funds will be temporarily invested. See "Use of Proceeds."
Trustee	UMB Bank, N.A.

Summary Financial Data

        Set forth below is summary financial data for our company. We derived the financial information presented below as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 from our audited financial statements. We derived the financial information presented below as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 from our interim unaudited financial statements. In the opinion of management, all adjustments necessary to fairly present the financial position and results for the interim periods presented have been included and are of a normal recurring nature except as otherwise disclosed in our reports filed with the SEC.

        The financial information below should be read in conjunction with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement. Due to normal seasonal fluctuations within our business and other factors, our operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any other future period.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)		(audited)
	(in millions)
Results of Operations Data
Operating revenues	$455.5	$426.7	$2,141.2	$2,211.5	$2,109.9
Cost of goods sold	213.0	195.5	879.1	1,013.5	1,000.2

Gross margin on revenues	242.5	231.2	1,262.1	1,198.0	1,109.7
Other operating expenses	189.6	191.4	772.7	725.7	696.0

Operating income	52.9	39.8	489.4	472.3	413.7
Interest income	0.1	—	0.2	0.5	0.1
Allowance for equity funds used during construction	1.2	1.9	6.2	20.4	11.4
Other income	2.6	5.2	8.0	8.0	6.5
Other expense	0.5	0.7	4.3	8.4	1.6
Interest expense	31.4	30.9	124.6	111.6	103.4
Income tax expense	11.9	3.2	94.6	117.9	111.0

Net income	$13.0	$12.1	$280.3	$263.3	$215.7

		As of December 31,
	As of March 31, 2013
		2012	2011
	(unaudited)	(audited)
	(in millions)
Balance Sheet Data (at period end)
Property, plant and equipment, net	$6,181.7	$6,044.1	$5,550.9
Total assets	7,138.4	7,222.4	6,620.9
Long-term debt	2,050.3	2,050.3	2,039.2
Total stockholder's equity	2,677.2	2,703.1	2,494.0

RISK FACTORS

        An investment in our Senior Notes involves risk. Prior to making a decision about investing in our Senior Notes, you should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our most recently filed Annual Report on Form 10-K under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.

The Senior Notes would have a claim that is junior with respect to the assets securing any secured debt that we may issue.

        The Senior Notes will be senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. At March 31, 2013, we had 11 other series of senior notes outstanding in the aggregate principal amount of $1.91 billion. An aggregate of $350.0 million of these senior notes have provisions that limit (subject to certain exceptions) our ability to issue secured debt unless, at the time the secured debt is issued, we also equally secure such outstanding senior notes. The Senior Notes offered hereby will not contain this provision. As a result, if in the future we were to issue secured debt, an additional $350.0 million of our outstanding senior notes would also become secured. In such case, the Senior Notes offered hereby would be effectively subordinated to such secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt that includes provisions similar to those applicable to our other outstanding senior notes. See "Description of Debt Securities—No Limitations on Liens or Sale and Leaseback Transactions" in the accompanying prospectus.

Any reductions in our credit ratings could increase our financing costs and the cost of maintaining certain contractual relationships or limit our ability to obtain financing on favorable terms and could cause the value of the Senior Notes to decline.

        We cannot assure you that any of our current credit ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. Our ability to access the commercial paper market could be adversely impacted by a credit ratings downgrade or major market disruptions. Pricing grids associated with our credit facility could cause annual fees and borrowing rates to increase if an adverse rating impact occurs. The impact of any future downgrade could include an increase in the costs of our short-term borrowings, but a reduction in our credit ratings would not result in any defaults or accelerations. Any future downgrade could also lead to higher long-term borrowing costs and, if below investment grade, would require us to post collateral or letters of credit. Any lowering of the ratings of the Senior Notes would likely reduce the value of the Senior Notes.

We may be able to incur substantially more indebtedness, which may increase the risks created by our indebtedness.

        The terms of the indenture governing our senior notes, including the Senior Notes offered hereby, and the agreements governing our other indebtedness, do not fully prohibit us from incurring additional indebtedness and, therefore, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we now face may intensify.

There is no existing market for the Senior Notes, and we cannot assure you that an active trading market will develop.

        There is no existing market for the Senior Notes, and we cannot assure you that an active trading market will develop. If a market for the Senior Notes were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for the listing or quotation of the Senior Notes on any securities exchange or trading market. As a result, it may be difficult for you to find a buyer for your Senior Notes at the time you want to sell them, and even if you find a buyer, you might not get the price you want.

USE OF PROCEEDS

        We expect to receive net proceeds from the offer and sale of the Senior Notes, after deducting the underwriting discount and our estimated offering expenses, of approximately $             million. We currently intend to add the net proceeds from the sale of the Senior Notes to our general funds and apply them to repay short-term debt, to fund our ongoing capital expenditure program or to use for working capital and other general corporate purposes. Pending such use, the funds will be temporarily invested. At May 1, 2013, we had outstanding $147.9 million of short-term debt at a weighted average interest rate of 0.29%. Our capital expenditures for 2013 are expected to be approximately $795 million and are intended to strengthen and expand our electric transmission, distribution and substation systems and replace aging infrastructure.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2013. You should read this table in conjunction with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement.

	As of March 31, 2013
	Millions of Dollars	Percent of Capitalization
	(Unaudited)
Short-term debt (including advances from parent)	$97.5	2.0%
Long-term debt	2,050.3	42.5%
Common stockholder's equity and retained earnings	2,677.2	55.5%

Total capitalization, including short-term debt	$4,825.0	100.0%

 SUPPLEMENTAL DESCRIPTION OF SENIOR NOTES

        The Senior Notes will be a series of Debt Securities (as defined in the accompanying prospectus). Please read the following information concerning the Senior Notes in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of October 1, 1995, as supplemented (the "Indenture"), that we have entered into with UMB Bank, N.A., as trustee (the "Trustee"). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

General

        We will offer $250,000,000 of        % Senior Notes, Series due May 1, 2043 as a series of notes under the Indenture. The entire principal amount of such series of Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on May 1, 2043.

Ranking; No Limitations on Liens or Sale and Lease-Back Transactions

        The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. However, the Senior Notes will be subordinated to any secured indebtedness that we may issue, as to the assets securing such indebtedness. We currently have no secured indebtedness and no subordinated indebtedness. The Senior Notes offered hereby will not contain any provisions limiting our ability to issue secured debt or enter into sale and leaseback transactions. See "Description of Debt Securities—No Limitations on Liens or Sale and Leaseback Transactions" in the accompanying prospectus for more information. As a result, if in the future we were to issue secured debt, the Senior Notes offered hereby would be effectively subordinated to the secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt which includes provisions different than those applicable to the Senior Notes offered hereby.

Interest Payments

        The Senior Notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning on the day the Senior Notes are issued. The interest will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2013. If such date is not a business day, the payment of interest will be made on the next succeeding business day without adjustment. Interest will be paid to the person in whose name the Senior Note is registered at the close of business on the April 15 or October 15 immediately preceding such May 1 or November 1. We will compute the amount of interest payable on the basis of a 360-day year of 12 30-day months.

Reopening of Series

        We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture.

Optional Redemption

        At any time prior to November 1, 2042, we may redeem the Senior Notes, in whole or from time to time in part, at our option, at a "make-whole" redemption price equal to the greater of:

  •
  100% of the principal amount of the Senior Notes being redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (not including any portion of such payments of interest accrued to the date fixed for redemption) discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the treasury rate (as defined below) plus        basis points;

plus, in each case, accrued and unpaid interest thereon to the date fixed for redemption. At any time on or after November 1, 2042, we may redeem the Senior Notes, in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest thereon to the date fixed for redemption.

        "treasury rate" means, with respect to any date fixed for redemption:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such date fixed for redemption.

        The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

        "comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the Senior Notes.

        "comparable treasury price" means (1) the average of four reference treasury dealer quotations for such date fixed for redemption, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

        "independent investment banker" means Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBS Securities Inc. or another independent investment banking institution of national standing appointed by us.

        "reference treasury dealer" means (1) each of Mizuho Securities USA Inc., RBS Securities Inc. and a primary U.S. government securities dealer in the United States (a "primary treasury dealer")

selected by Mitsubishi UFJ Securities (USA), Inc., provided, however, that if any of the foregoing ceases to be a primary treasury dealer, we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

        "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any date fixed for redemption, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such date fixed for redemption.

        We will mail a notice of redemption to each holder of the Senior Notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption. If fewer than all of the Senior Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the date fixed for redemption, the particular Senior Notes or portions thereof for redemption from the outstanding Senior Notes not previously called by such method as the Trustee deems fair and appropriate.

        If at the time of mailing the notice of redemption, we have not irrevocably directed the Trustee to redeem the Senior Notes called for redemption, the notice may state that the redemption is subject to the receipt of the redemption moneys by the Trustee on or prior to the date fixed for redemption and that the notice will be of no effect unless such moneys are received on or prior to such date fixed for redemption.

        The Senior Notes do not provide for any sinking fund.

Forms and Denomination

        The Senior Notes will be issued as one or more global securities in the name of a nominee of DTC and will be available only in book-entry form. See "Book-Entry System" in the accompanying prospectus. The Senior Notes will be available for purchase in a minimum denomination of $1,000 and multiples of $1,000 in excess thereof.

Same-Day Settlement and Payment

        We will make all payments of principal and interest on the Senior Notes to DTC in immediately available funds. The Senior Notes will trade in the same-day funds settlement system until maturity. Purchases of Senior Notes in secondary market trading must be in immediately available funds. See "Book-Entry System" in the accompanying prospectus.

 UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for which Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc. and RBS Securities Inc. are acting as Representatives, and each of the underwriters has severally agreed to purchase from us, the respective amount of Senior Notes set forth opposite its name below:

Underwriter	Principal Amount of Senior Notes
Mitsubishi UFJ Securities (USA), Inc.	$
Mizuho Securities USA Inc.
RBS Securities Inc.

Total		$250,000,000

        If any of the Senior Notes are purchased by the underwriters under the underwriting agreement, then all of the Senior Notes must be purchased.

        The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price.

        The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of the Senior Notes.

	Per Senior Note	Total
% Senior Notes, Series due May 1, 2043

        We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $500,000.

        Prior to this offering, there has been no public market for the Senior Notes. The underwriters have informed us that they may make a market in the Senior Notes from time to time. The underwriters are under no obligation to make a market in the Senior Notes and any such market may be discontinued without notice.

        In connection with the offering of the Senior Notes, the rules of the SEC permit the underwriters to engage in transactions that stabilize the price of the Senior Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes. If the underwriters create a short position in the Senior Notes (that is, if they sell a larger principal amount of the Senior Notes than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing Senior Notes in the open market.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters can assure you that the underwriters will in fact engage in these transactions, or that these transactions, once begun, will not be discontinued without notice by the underwriters.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Alternatively, we may be required to contribute to payments that the underwriters may be required to make as a result of these liabilities.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have provided, and may in the future provide, investment banking, advisory or commercial banking services to us and our affiliates for which they have received, or may receive, customary fees and expenses.

        Affiliates of certain of the underwriters are participants in our credit facility and some of OGE Energy's credit facilities.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

PROSPECTUS

OKLAHOMA GAS AND ELECTRIC COMPANY

321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

DEBT SECURITIES

        We may offer for sale from time to time in one or more issuances one or more series of unsecured debt securities, which may be notes or debentures or other unsecured evidences of indebtedness. The debt securities are referred to in this prospectus as the "Debt Securities." We will offer the Debt Securities in an amount and on terms to be determined by market conditions at the time of the offering.

        We will provide the specific terms of these Debt Securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell Debt Securities unless accompanied by a prospectus supplement.

        Prior to making a decision about investing in our Debt Securities, you should consider carefully any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K and other filings we may make from time to time with the Securities and Exchange Commission ("SEC"). See "Risk Factors" on page 3.

        Neither the SEC nor any state securities commission has approved or disapproved of these Debt Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2013.

        You should rely only on the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Debt Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, we are registering an unspecified amount of our Debt Securities, and may issue any of such Debt Securities in one or more offerings. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell any of the Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." For more details, you should read the exhibits filed with the registration statement of which this prospectus is a part. In this prospectus, "we," "us," "our" and "our company" refer to Oklahoma Gas and Electric Company.

i

FORWARD-LOOKING STATEMENTS

        Except for the historical statements contained herein and therein, the matters discussed in this prospectus and the documents incorporated by reference are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures;

  •
  our ability and the ability of our parent company, OGE Energy Corp., to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations;

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  prices and availability of electricity, coal and natural gas;

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  business conditions in the energy industry;

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  competitive factors including the extent and timing of the entry of additional competition in the markets we serve;

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  unusual weather;

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  availability and prices of raw materials for current and future construction projects;

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  Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

  •
  environmental laws and regulations that may impact our operations;

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  changes in accounting standards, rules or guidelines;

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  the discontinuance of accounting principles for certain types of rate-regulated activities;

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  the cost of protecting assets against, or damage due to, terrorism or cyber attacks and other catastrophic events;

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  advances in technology;

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  creditworthiness of suppliers, customers and other contractual parties; and

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  other risk factors listed from time to time in the reports we file with the SEC.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in or incorporated by reference in this prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2012 and other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information." We may also describe additional risk factors in the applicable prospectus supplement.

OKLAHOMA GAS AND ELECTRIC COMPANY

        We generate, transmit, distribute and sell electric energy in Oklahoma and western Arkansas. We are subject to regulation by the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission ("FERC"). We are a wholly-owned subsidiary of OGE Energy Corp. ("OGE Energy"), which is an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. We are the largest electric utility in Oklahoma and our franchised service territory includes the Fort Smith, Arkansas area. We sold our retail gas business in 1928 and are no longer engaged in the gas distribution business.

        We own and operate an interconnected electric generation, transmission and distribution system, located in Oklahoma and western Arkansas, which included 10 generating stations with an aggregate capability of approximately 6,807 megawatts at December 31, 2012. We furnish retail electric service in 268 communities and their contiguous rural and suburban areas. At December 31, 2012, one other community and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area covers approximately 30,000 square miles in Oklahoma and western Arkansas, including Oklahoma City, the largest city in Oklahoma, and Fort Smith, Arkansas, the second largest city in that state. Of the 268 communities that we serve, 242 are located in Oklahoma and 26 in Arkansas. We derived approximately 87 percent of our total electric operating revenues for the year ended December 31, 2012 from sales in the Oklahoma jurisdiction, eight percent in the Arkansas jurisdiction and five percent in the FERC jurisdiction.

        We were incorporated in 1902 under the laws of the Oklahoma Territory and became a wholly-owned subsidiary of OGE Energy Corp. on December 31, 1996. Our principal executive offices are located at 321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000. OGE Energy's web site address is www.oge.com. OGE Energy's web site address is provided for informational purposes only. No information contained in, or that can be accessed through, the web site is to be considered part of this prospectus.

RISK FACTORS

        An investment in our Debt Securities involves risk. Prior to making a decision about investing in our Debt Securities, you should carefully consider any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.

USE OF PROCEEDS

        Unless we indicate otherwise in any applicable prospectus supplement or other offering materials, we intend to add the net proceeds from the sale of the Debt Securities to our general funds and to use those proceeds for general corporate purposes, including to fund capital expenditures, to repay short-term debt and to refund long-term debt at maturity or otherwise. The specific use of the proceeds of a particular offering of Debt Securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

	Twelve Months Ended March 31, 2013	Three Months Ended March 31, 2013
			Year Ended December 31,
			2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	3.94	1.75	3.87	4.01	3.90	3.71	3.25

        Due to normal seasonal fluctuations within our business and other factors, our operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period.

        For purposes of computing our ratio of earnings to fixed charges, (1) earnings consist of pre-tax income plus fixed charges, less allowance for borrowed funds used during construction and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

        Assuming that our variable interest rate debt continues at interest rates in effect on March 31, 2013, the annual interest requirement on our long-term debt outstanding at March 31, 2013, was approximately $129.8 million.

DESCRIPTION OF DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which our Debt Securities will be issued. These summaries are not complete. The indenture and the form of supplemental indenture applicable to our Debt Securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and the supplemental indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement. At March 31, 2013, there were 11 series of senior debt securities, aggregating $1.91 billion in principal amount, outstanding under the Indenture (as defined below).

        Our Debt Securities will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement. See "Book-Entry System" in this prospectus.

General

        We may issue our Debt Securities as notes or debentures or other unsecured evidences of indebtedness (collectively referred to as the "Debt Securities") in one or more new series under an indenture dated as of October 1, 1995 between us and UMB Bank, N.A., as trustee (the "Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Debt Securities, is referred to in this prospectus as the "Indenture."

        The Debt Securities will be unsecured obligations and will rank on a parity with our other existing and future unsecured and unsubordinated indebtedness, including other senior debt securities previously issued under the Indenture and senior debt securities that may be issued under the Indenture subsequent to the issuance of the Debt Securities. We sometimes refer in this prospectus to debt securities issued under the Indenture, whether previously issued or to be issued in the future, including the Debt Securities, as the "Notes." The amount of Notes that we may issue under the Indenture is not limited.

        The Debt Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Debt Securities will specify:

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  the title, aggregate principal amount and offering price of that series of Debt Securities;

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  the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;

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  the dates on which interest will be payable;

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  the record dates for payments of interest;

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  the date on which the Debt Securities of that series will mature;

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  any redemption terms;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and

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  other specific terms applicable to the Debt Securities of that series.

        Any special U.S. Federal income tax considerations applicable to Debt Securities sold at an original issue discount and any special U.S. Federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency other than U.S. dollars will be described in the prospectus supplement relating to that series of Debt Securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the Debt Securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        Unless we indicate otherwise in the applicable prospectus supplement, there will be no provisions in the Indenture or the Debt Securities that require us to redeem, or permit the holders to cause a redemption or repurchase of, the Debt Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us could require approval of state utility regulatory authorities and, possibly, of Federal utility regulatory authorities.

Registration, Transfer And Exchange

        Debt Securities of any series may be exchanged for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount, stated maturity and original issue date. (Section 2.06 of the Indenture.)

        Unless we indicate otherwise in the applicable prospectus supplement, Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07 of the Indenture.)

        The Trustee will not be required to exchange or register a transfer of any Debt Securities of a series that is selected, called or being called for redemption except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06 of the Indenture.) See "Book-Entry System" in this prospectus.

Payment and Paying Agents

        Principal, interest and premium, if any, on Debt Securities issued in the form of global securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on Debt Securities that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Debt Securities maintained by the Trustee; however, a holder of $10,000,000 or more of Notes having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12 of the Indenture.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Debt Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee upon presentation of the Debt Securities. (Section 2.12 of the Indenture.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium on any Debt Securities that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holders of those Debt Securities may thereafter look only to us for payment of that principal, interest or premium. (Section 5.04 of the Indenture.)

Events of Default

        The following are events of default under the Indenture:

  •
  default in the payment of principal and premium, if any, on any Note issued under the Indenture when due and payable and continuance of that default for a period of five days;

  •
  default in the payment of interest on any Note issued under the Indenture when due and continuance of that default for 30 days;

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  default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company. (Section 8.01 of the Indenture.)

        Acceleration of Maturity.    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately. At any time after an acceleration of the Notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Notes has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the Notes. (Section 8.01 of the Indenture.)

        Indemnification of Trustee.    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security to the Trustee. (Section 9.02 of the Indenture.)

        Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the Notes. The holders of a majority in principal amount of the outstanding Notes generally will be able to waive any past default or event of default except a default in the payment of principal, premium or interest on the Notes. (Section 8.07 of the Indenture.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 8.04 of the Indenture.)

        Notice of Default.    The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the Notes, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 8.08 of the Indenture.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 6.06 of the Indenture.)

Modification

        Unless we indicate otherwise in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Debt Securities from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the Notes, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding Notes or the consent or approval of each holder affected by the proposed amendment.

        We will not need the consent of the holders for the following types of amendments:

  •
  adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

  •
  adding security for the Notes; or

  •
  making various other modifications, generally of a ministerial or immaterial nature. (Section 13.01 of the Indenture.)

        We will need the consent of the holders of each outstanding Note affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date or redemption date of any Note;

  •
  a reduction in the interest rate or extension of the time of payment of interest;

  •
  a reduction in the principal amount of any Note, the interest or premium payable on any Note, or the amount of principal that could be declared due and payable prior to the stated maturity;

  •
  a change in the currency of any payment of principal, premium or interest on any Note;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any Note;

  •
  a reduction in the percentage of outstanding Notes necessary to consent to the modification or amendment of the Indenture; or

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding Notes necessary to waive any past default. (Section 13.02 of the Indenture.)

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding Notes.

Defeasance and Discharge

        We may be discharged from all obligations relating to the Notes and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of Notes, money or U.S. government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the Notes on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of Notes must look only to the funds deposited with the Trustee, and not us, for payments on the Notes. (Section 5.01 of the Indenture.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the Notes and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 50 percent or more of our total assets as shown on our balance sheet at the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 50 percent of our total assets without the consent of the holders of the Notes. (Sections 12.01 and 12.02 of the Indenture.)

        Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will not contain any financial or other similar restrictive covenants.

No Limitations on Liens or Sale and Leaseback Transactions

        At March 31, 2013, we had 11 other series of our Notes issued under the Indenture outstanding in the aggregate principal amount of $1.91 billion. Although subject to earlier redemption at our option, the outstanding Notes mature between January 15, 2016 and May 15, 2041. Certain of these series of our Notes have provisions that limit (subject to certain exceptions) our ability to issue secured debt unless, at the time the secured debt is issued, we also equally secure such outstanding Notes. As a result, if in the future we were to issue secured debt, the outstanding series of Notes that contain this provision would also become secured. Unless otherwise specified in the applicable prospectus supplement, the Debt Securities offered hereby will not contain this provision. Therefore, the Debt Securities offered hereby would be effectively subordinated to the secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt that includes provisions similar to those applicable to our other outstanding Notes.

        In addition, although certain other series of our other Notes also have provisions that limit our ability to enter into sale and lease-back transactions, unless otherwise specified in the applicable prospectus supplement, the Debt Securities offered hereby will not contain this provision.

Resignation or Removal of Trustee

        The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 9.10 of the Indenture.)

        The holders of a majority in principal amount of the outstanding Notes may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the Trustee and the holder of each Note outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 9.10 of the Indenture.)

Concerning the Trustee

        UMB Bank, N.A. is the Trustee under the Indenture. We and our affiliates maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities and securities of our affiliates.

BOOK-ENTRY SYSTEM

        Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of Debt Securities, each in the aggregate principal amount of any such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of any such issue.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

        To facilitate subsequent transfers, all Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Debt Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Debt Securities, such as redemptions, tenders, defaults, and proposed amendments to the Debt Security documents. For example, Beneficial Owners of Debt Securities may wish to ascertain that the nominee holding the Debt Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Debt Securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions and interest payments on the Debt Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the Debt Securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, Debt Security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof.

 PLAN OF DISTRIBUTION

        We may sell the Debt Securities offered by this prospectus through underwriters, through dealers, through agents, directly to other purchasers or through a combination of these methods, as described in the prospectus supplement relating to an offering of Debt Securities. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

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  the name or names of any underwriters or agents;

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  the purchase price of the Debt Securities;

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  our net proceeds from the sale of the Debt Securities;

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  any underwriting discounts and other items constituting underwriters' compensation; and

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  the initial public offering price and any discounts, concessions or commissions allowed or re-allowed or paid to dealers.

By Underwriters

        If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account. Underwriters may offer the Debt Securities directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

        If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the Debt Securities to the dealers as principals. The dealers may then resell the Debt Securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

        We may sell the Debt Securities directly to the public, without the use of underwriters, dealers or agents. We may also sell the Debt Securities through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

General Information

        Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described, in the prospectus supplement.

        Under agreements into which we may enter in connection with the sale of Debt Securities, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

        Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

 LEGAL OPINIONS

        Legal opinions relating to the Debt Securities and certain other matters will be rendered by our counsel, Williams, Box, Forshee & Bullard, P.C. Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Williams, Box, Forshee & Bullard, P.C. will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions.

        Certain legal matters will be passed upon for any underwriters, dealers or agents named in a prospectus supplement by Chapman and Cutler LLP, Chicago, Illinois, or such other underwriters' counsel as may be named in the applicable prospectus supplement.

EXPERTS

        The financial statements of Oklahoma Gas and Electric Company appearing in Oklahoma Gas and Electric Company's Annual Report (Form 10-K) for the year ended December 31, 2012 including the schedule appearing therein, and the effectiveness of Oklahoma Gas and Electric Company's internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and the audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in or incorporated by reference in this prospectus. We incorporate by reference the following documents:

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  Our Annual Report on Form 10-K for the year ended December 31, 2012; and

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

        We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until we sell all of the Debt Securities referred to herein.

        We are not required to, and do not expect to, provide annual reports to holders of our debt securities unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Oklahoma Gas and Electric Company
    321 N. Harvey, P.O. Box 321
    Oklahoma City, Oklahoma 73101-0321
    (405) 553-3000

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000

% Senior Notes, Series Due May 1, 2043

Prospectus Supplement

Joint Book-Running Managers

Mitsubishi UFJ Securities	Mizuho Securities	RBS

                    , 2013